Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Curian Variable Series Trust:

We consent to the use of our reports dated February 27, 2013, incorporated herein by reference, and to the references to our firm under the headings “FINANCIAL HIGHLIGHTS” in the Prospectus and “Independent Registered Public Accounting Firm” and “FINANCIAL STATEMENTS” in the Statement of Additional Information.

/s/ KPMG LLP

September 10, 2013
Chicago, Illinois